Morgan Stanley Insured Municipal Trust
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of
Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Greenville
Hospital


03/21/01


$95.798


$5,500,000


1.20%


$101,075,000


5.44%
Salomon
Smith
Barney

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